Exhibit 21.1  Subsidiaries of the Registrant

1.

IDENTICA CANADA CORP. – an Ontario Canada Corporation

130 Bridgeland Avenue, Suite 100

Toronto, Ontario, Canada M6A 1Z4

2.

IDENTICA CORP. USA, INC. – a Delaware Corporation

6708 S. MacDill Avenue

Tampa FL 33611

3.

IDENTICA CORP. TEC, INC. – a Nevada Corporation

3855 South 500 West Suite A

Salt Lake City, UT  84115

4.

IDENTICA CORP., PLC – a United Kingdom Corporation

Unit 150, Imperial Court

Exchange Street East,

Liverpool, UK L2 3AB